Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Temporary Operational Changes

BRISTOL, Tenn., April 3, 2020 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced temporary operational changes in response to market conditions, existing coal inventory levels, and recent customer deferrals due to concern around the global economic impact of the coronavirus pandemic.

Beginning April 3, 2020, the majority of Contura operations will be idled for a period of approximately 30 days, with some sites idling for shorter periods of time and a few continuing to operate at a near-normal rate of production. Location-specific schedules are being implemented based on existing customer agreements, current inventory levels, and anticipated customer demand. Certain preparation plants, docks, and loadouts will continue operating to support business needs and customer shipments.

“As the world attempts to understand and respond to the impacts of the current pandemic, we are implementing plans that we believe will help us manage through the challenges of a distressed coal market and growing coal stockpiles alongside varied customer responses to the coronavirus,” said David Stetson, chairman and chief executive officer. “In this and every situation we face, our employees are of utmost concern, and we are implementing tailored measures across the company to help reduce the impact and exposure to our workforce wherever possible. Though most sites will idle for roughly four weeks, we will continually analyze needs across the organization and demand from our customer base, and we may extend or shorten these idle periods based on that analysis. We remain committed to our customers and expect to continue meeting our sales agreements.”

Regardless of production schedule or idle status, all Contura operations will continue to be monitored and maintained with regard to safety and environmental compliance.

In connection with these changes and the continued uncertainty around the impact of the coronavirus, Contura is also withdrawing its previously announced guidance for 2020. “As with any market disruption, we are closely monitoring the potential impact of these events on our workforce, our business, and our financial position,” said Andy Eidson, chief financial officer. “We are withdrawing guidance today in tandem with the announced operational efficiencies and we plan to provide additional color around our full-year expectations as part of our first quarter earnings announcement. Our financial approach continues to focus on cashflow management and protecting the balance sheet in order to strategically move through this period of uncertainty and mitigate potential long-term impacts to the business.”

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.956.6882

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

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